Exhibit 99.1
ILFC to Continue to Be a Core AIG Holding

CEOs of AIG and ILFC Conclude that ILFC’s Performance Best Enhanced as Part of AIG
NEW YORK, June 26, 2008—International Lease Finance Corporation (ILFC), a world leader in the leasing and remarketing of modern aircraft, will remain a core holding of American International Group, Inc. (AIG). Robert B. Willumstad, AIG Chairman and Chief Executive Officer, and Steven F. Udvar-Hazy, ILFC Chairman and Chief Executive Officer, agreed that ILFC should remain part of AIG following a just-concluded business review.
Following his June 15th election as Chief Executive Officer of AIG, Mr. Willumstad announced that he would conduct a comprehensive review of AIG’s businesses. “Steve Udvar-Hazy and I concluded that a review of ILFC should be a priority so there will not be uncertainty about this important business,” Mr. Willumstad said. “After reviewing an analysis of ILFC’s business and the value of AIG as a corporate parent, we both concluded that ILFC should be part of the AIG portfolio.”
Mr. Willumstad said, “ILFC is the leading company in its business and it is in the best interests of both AIG and ILFC for ILFC to be a part of AIG. AIG will continue to work with ILFC’s leadership on ways to enhance ILFC’s business to the benefit of both organizations. ILFC is well positioned with a strong management team, sound customer base, geographic diversification and a market-leading portfolio of aircraft.”
Mr. Udvar-Hazy said, “The discussion and strategic review of our business which we had with Bob Willumstad has resulted in an understanding of the benefits that each of our organizations provides the other. As a result of its relationship with AIG, ILFC can capitalize on attractive business opportunities when others cannot. Together, we have identified opportunities to improve the global competitiveness of ILFC, which we believe will generate additional value both to AIG and ILFC.”
American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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